Exhibit 10.1

PURCHASE AGREEMENT

BY AND AMONG

LOWELL SR, LLC,

LOWELL FARMS INC.,

MICHAEL GREGORY,

C QUADRANT LLC

AND

AMAG HOLDINGS, LLC

 JUNE 29, 2021

i

Exhibit A:	Escrow Agreement
Exhibit B:	Title Policy Pro Forma

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2021, is by and among Lowell SR, LLC, a California limited liability company (“Purchaser”), Lowell Farms Inc., a British Columbia corporation (“Parent”), Michael Gregory (“Controlling Owner” and, together with Sellers (as defined below), “Seller Parties”), C Quadrant LLC, a California limited liability company (“C Quadrant”), AMAG Holdings, LLC, a Wyoming limited liability company (“AMAG” and, together with C Quadrant, “Sellers,” and each, a “Seller”), and Michael Gregory, as representative under Section 8.1 (in such capacity, the “Representative”). Seller Parties, Purchaser and Parent are sometimes referred to herein collectively as the “Parties,” and each individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings assigned to them in ARTICLE IX.

WHEREAS, C Quadrant (a) owns certain equipment and other tangible personal property and certain intellectual property described herein, (b) is the sole member of AMAG, which owns real property located at 20800 Spence Road in Salinas, California and (c) is the sole member of 20800 Spence Rd LLC, a California limited liability company (“Spence Rd” and, together with C Quadrant and AMAG, “Seller Entities”), which holds certain State of California and Monterey County permits and licenses described herein to conduct the business of cannabis drying, trimming, packaging, extraction and processing at the Spence Road Real Property (the “Business”); and

WHEREAS, on the Closing Date, the Parties desire for Purchaser to purchase the Assets and assume the Assumed Liabilities, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
 PURCHASE AND SALE

Section 1.1  Purchased Assets.

(a) Acquisition of Real Property Assets. Subject to the terms and conditions set forth herein, on the Closing Date, (i) AMAG shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from AMAG, good and marketable title to the Spence Road Real Property, free and clear of all Liens, other than Permitted Liens, and (ii) Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title and interest in the remaining Real Property Assets, free and clear of all Liens, other than Permitted Liens.

(b) Acquisition of Personal Property Assets. On the terms and conditions set forth herein, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Sellers, free and clear of all Liens, other than Permitted Liens, all of Sellers’ right, title and interest in and to the Sellers’ assets other than the Real Property Assets and the Excluded Assets (collectively, the “Personal Property Assets”), including the following:

(i) all tangible personal property, including the furniture, fixtures, equipment and other personal property set forth on Schedule 1.1(b)(i) hereto (the “Equipment”);

(ii) the Tower Site Lease Agreement dated May 11, 2020 between C Quadrant and Razzolink, Inc. (the “Razzolink Lease”);

(iii) all Intellectual Property Rights, including the API GMP extraction and manufacturing process designs, protocols and know-how listed or described on Schedule 1.1(b)(iii) hereto;

(iv) the outstanding membership interests in Spence Rd (the “Spence Rd Equity”);

(v) all Books and Records; and

(vi) all Actions and rights of recovery available to Sellers against third parties (including insurers) with respect to the Assets or the Assumed Liabilities, whether arising by way of direct claim, counterclaim or otherwise.

(c) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of following assets (all such assets listed in clauses (i) to (iv) below, collectively, the “Excluded Assets”):

(i) All cash and deposit accounts;

(ii) the advances and pre-paid deposits listed on Schedule 1.1(c)(ii);

(iii) any Equity Interests held by any of Sellers other than the Spence Rd Equity;

(iv) Contracts other than the Razzolink Lease (the “Excluded Contracts”), it being understood that the AT&T Dedicated Internet Pricing Schedule between Spence Rd and AT&T Corp. (the “AT&T Agreement”) will remain with Spence Rd following the Closing;

(v) other than with respect to Spence Rd, Sellers’ organizational records, such as minute books, seals and similar items;

(vi) all insurance policies maintained by Sellers; and

(vii) the rights which accrue or will accrue to Sellers under this Agreement and the other Transaction Documents.

(d) Assumed Liabilities. Subject to the terms and conditions set forth herein, effective as of the Closing, Purchaser shall assume and agree to pay, perform and discharge those Liabilities of C Quadrant arising under the Razzolink Lease after the Closing (other than any such Liabilities that are based on, arise from or relate to any breach, default or violation thereof by C Quadrant on or prior to the Closing Date) (collectively, the “Assumed Liabilities”).

(e) Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever, whether presently in existence or arising hereafter, other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall be solely responsible for all Excluded Liabilities and shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i) all Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;

(ii) all Liabilities of Sellers for Indemnified Taxes;

(iii) all Liabilities in respect of any pending or threatened Action;

(iv) all Environmental Claims and all other Liabilities under Environmental Laws arising out of or relating to any actions or omissions of Sellers or any facts, circumstances or conditions existing on or prior to the Closing;

(v) all Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same);

(vi) all Liabilities under the Excluded Contracts;

(vii) all Indebtedness of any Seller and all Liabilities associated therewith;

(viii) all Liabilities arising out of, in respect of or in connection with the failure by any Seller or any of its Affiliates to comply with any Law or Order;

(ix) Liabilities of any kind or nature whatsoever to any direct or indirect investor in C Quadrant or any of its Affiliates; and

(x) all Liabilities of any Seller to the extent arising out of the operation or conduct by such Seller of any business or operating activities.

Section 1.2  Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Akerman LLP, 1251 Avenue of the Americas, 37th Floor, New York, New York 10020, or at such other place as shall be agreed to by Purchaser and the Representative, at 10:00 a.m. Pacific time on the third (3rd) business day following the satisfaction or waiver of each of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) or at such other time or on such other date as shall be agreed to by Purchaser and the Representative. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

Section 1.3  Purchase Price; Closing Payments and Deliveries.

(a) The aggregate consideration to be paid by Purchaser for the Assets shall consist of $9,000,000 in cash (the “Cash Consideration”) and 7,997,520 Parent Shares (the “Share Consideration”).

(b)

(i) The following items shall be allocated between Purchaser and Sellers as of the Closing Date as follows:

(A) Real property Taxes, which shall be prorated between Purchaser and Sellers for the year in which the Closing occurs based on the number of days elapsed prior Closing. Such Taxes shall be prorated at Closing based on the most recent invoices received, subject to further adjustment when the rate and assessed value for the applicable period is fixed.

(B) All other personal property and ad valorem Taxes assessable against any of the Assets, which shall be prorated between Purchaser and Sellers for the year in which the Closing occurs based on the number of days elapsed prior Closing. Such Taxes shall be prorated at Closing based on the most recent invoices received, subject to further adjustment when the rate and assessed value for the applicable period is fixed.

(C) Utility charges shall be paid by Sellers through the Closing Date. Any bill that covers a period both before and after the Closing Date, whether payable prior to or after the Closing Date, will be prorated between Purchaser and Sellers as of the Closing Date. Deposits held by utility companies will be refunded to Sellers.

(D) The cost of the AT&T Agreement shall be prorated between Purchaser and Sellers for the month in which the Closing occurs based on the number of days elapsed prior Closing.

(ii) Purchaser and the Representative shall prepare a calculation of the above allocations and the net amount due to Sellers (the “Proration Amount”), which may be positive or negative, will be paid to Sellers or deducted from the Cash Consideration, as applicable, at the Closing. If any amounts cannot be determined or if adjustments or errors in the initial calculation of the Proration Amount are discovered or occur after the Closing (including because of a reassessment of the Spence Road Real Property by any taxing authority), Purchaser and the Representative shall prepare a reconciliation and make such additional adjustments post-Closing as are necessary to give effect to the above allocations. For the avoidance of doubt, Sellers shall bear the entire cost of any retroactive reassessment of the Spence Road Real Property by any taxing authority.

(c) At least three (3) Business Days prior to the Closing Date, the Representative shall have prepared, executed and delivered to Purchaser a certificate, which shall be reasonably acceptable to Purchaser (the “Closing Payoff Certificate”), setting forth (i) the amount of all outstanding Indebtedness of Seller Entities and their subsidiaries as of immediately prior to the Closing and instructions regarding the payoff or discharge of all such Indebtedness and (ii) the Proration Amount.

(d) At the Closing, Purchaser shall:

(A)  (x) pay the amount of all Indebtedness as provided in the Closing Payoff Certificate to the Persons to whom such payments are due and (y) pay an amount equal to (I) the Cash Consideration minus (II) the amount of such Indebtedness minus (III) the cost of the owner’s title policy issued to Purchaser by the Title Company in respect of the Closing (excluding the cost of extended coverage and related endorsements) plus (IV) the Proration Amount to Sellers in accordance with payments instructions provided by the Representative to Purchaser;

(B) issue to C Quadrant, in accordance with instructions provided by the Representative, a number of Parent Shares equal to the Share Consideration minus the Escrow Shares; and

(C) deposit with the Escrow Agent the Escrow Shares in accordance with the terms of an escrow agreement by and among Purchaser, the Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”);

(e) At the Closing, Sellers shall deliver (or caused to be delivered) the following to Purchaser:

(i) (A) the Spence Road Real Property Deed and all affidavits and other instruments required to convey good and marketable title to the Spence Road Real Property to Purchaser and/or required by a title company selected by Purchaser (the “Title Company”) to issue owner’s and lender’s ALTA (or TLTA, as appropriate) title policies for the Spence Road Real Property in amounts determined by Purchaser and its lenders, respectively, including owner’s affidavits, no-lien, possession and gap affidavits and non-imputation affidavits and indemnifications, (B) a bill of sale (the “Bill of Sale”), duly executed by Sellers, transferring the Personal Property Assets and the personal property included in the Real Property Assets to Purchaser, (C) such other customary instruments of transfer, assumptions and other filings and documents as may be required by Purchaser to give effect to the assignment, transfer and conveyance of the Assets, all in form and substance satisfactory to Purchaser and its lenders and the Title Company and (D) an instrument in form and substance satisfactory to Purchaser pursuant to which Seller Parties and their Affiliates relinquish all leasehold, license, occupancy, easement or other rights with respect to the Spence Road Real Property and all other interests in the Assets (the “Seller Quitclaim”);

(ii) an assignment and assumption agreement in form and substance satisfactory to Purchaser (the “Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Purchaser of the Assumed Liabilities;

(iii) undertakings from (A) each Seller and (B) Controlling Owner, as the sole manager of each Seller, not to liquidate any Seller unless adequate provision is made for the payment and satisfaction of its Liabilities, including any Liabilities under ARTICLE VII;

(iv) the Escrow Agreement, duly executed by the Representative and the Escrow Agent;

(v) payoff letters from the applicable lenders with respect to all outstanding Indebtedness of Sellers and evidence reasonably satisfactory to Purchaser that all Liens (other than Permitted Liens) affecting the Assets will be released upon the consummation of the Closing (including, where applicable, Lien releases in recordable form and UCC termination statements authorized to be filed by Purchaser upon the consummation of the Closing);

(vi) evidence reasonably acceptable to Purchaser that all State of California and Monterey County permits and licenses necessary for the post-Closing operation of the Business at the Spence Road Real Estate have been obtained and are in full force and effect and good standing;

(vii) [Omitted];

(viii) evidence of cancellation of all insurance policies maintained by Spence Rd;

(ix) [Omitted];

(x) a certificate of non-foreign status as described in Treasury Regulation Section 1.1445-2(b)(2) for each Seller;

(xi) a certificate (which certificate shall be in form and substance reasonably satisfactory to Purchaser) signed by the Sellers and dated as of the Closing Date to the effect that each of the conditions specified in Sections 5.1(a) through (c) has been satisfied in all respects; and

(xii) certificates, signed by an authorized officer of each Seller Entity, dated as of the Closing Date, attaching certified copies of the organizational documents of such Seller Entity and resolutions of each Seller Entity’s board of managers and/or members, as applicable, approving this Agreement and the transactions contemplated hereby on behalf of each such Person.

(f) As a condition to consummation of the Closing, Purchaser shall have confirmed to its satisfaction that (i) all State of California and Monterey County Permits (including cannabis Permits) necessary for the post-Closing operation of the Business at the Spence Road Real Estate in accordance with applicable State of California and Monterey County law have been obtained and are in full force and effect and good standing and (ii) ownership of the Spence Rd Equity may be transferred to Purchaser in accordance with applicable State of California and Monterey County law, including through the continuation of Controlling Owner as a control person and individual registrant under all State of California and Monterey County Permits (including cannabis Permits) and applications therefor until such time as final approvals have been received for the change of control of Spence Rd to Purchaser and of Purchaser’s control persons on such Permits.

(g) At the Closing, Purchaser shall deliver the following to Sellers:

(i) the Bill of Sale and the Assumption Agreement, each duly executed by Purchaser;

(ii) the Escrow Agreement, duly executed by Purchaser; and

(iii) a certificate (which certificate shall be in form and substance reasonably satisfactory to Sellers) signed on behalf of Purchaser by an executive officer of Purchaser and dated as of the Closing Date to the effect that each of the conditions specified in Sections 5.2(a) and (b) has been satisfied in all respects.

(h) The Representative shall allocate the Cash Consideration and any proceeds from the sale or disposition of the Share Consideration among AMAG and C Quadrant and their owners at such time or times and in such manner as the Representative may determine, and Purchaser shall have no liability therefor.

Section 1.4  Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes. To the extent that amounts are so withheld by Purchaser and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser. Purchaser shall furnish to the Person in respect of which such withholding was made reasonably satisfactory evidence of the remittance of any such Taxes to the appropriate Governmental Authority.

Section 1.5  Purchase Price Allocation. The purchase price payable hereunder (including the Cash Consideration, the Share Consideration based on its aggregate fair market value at the end of trading on the Closing Date, the Assumed Liabilities and any other amounts to the extent treated as part of the “amount realized” for income Tax purposes) (collectively, the “Purchase Price”) shall be allocated as set forth on Schedule 1.5 by mutual agreement of Purchaser and the Representative in accordance with the provisions of Section 1060 of the Code. Purchaser and Sellers shall each file with the IRS and any state or local Tax authorities, as part of their respective income Tax Returns for the year in which the Closing occurs, IRS Form 8954 (and any state or local equivalent forms), which will set forth the allocation determined in accordance with this Section 1.5. In the event the Parties agree on any adjustment to the allocation of the Purchase Price, Purchaser and Sellers shall file amended IRS Forms 8954 in accordance with all applicable deadlines.

  ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Seller Parties jointly and severally represent and warrant to Purchaser that the following statements are true, correct and complete.

Section 2.1  Organization and Related Matters.

(a) Each Seller Entity is duly organized, validly existing and in good standing under the Laws of its state of organization. Each Seller Entity has all requisite company power and authority to own and operate the Assets owned and operated by such Seller Entity. Each Seller Entity is a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act.

(b) Except for C Quadrant’s ownership of AMAG and Spence Rd, no Seller Entity has any subsidiaries or owns any equity interest in any other Person.

(c) True, correct and complete copies of the Governing Documents of each Seller Entity have been made available to Purchaser and there are no claims that any such Governing Document is invalid or unenforceable in whole or in part or that such Governing Documents are not a complete statement of the rights and obligations of Seller Entities and their respective members or other equity owners with respect to governance matters involving Seller Entities.

Section 2.2  Authorization and Enforceability. Each Seller Party that is not an individual has all requisite company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller Party is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each such Seller Party of each of the Transaction Documents to which such Seller Party is or will, pursuant to the terms of this Agreement, become a party has been or will be (as applicable) duly authorized by all necessary action on the part of such Seller Party and its direct and/or indirect equity owners, and no other proceedings or actions on the part of any such Seller Party or any direct and/or indirect equity owners of any such Seller Party are necessary to authorize the execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Documents. Controlling Owner has all necessary capacity to execute and deliver this Agreement and each of the other Transaction Documents to which Controlling Owner is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which each Seller Party is or will, pursuant to the terms of this Agreement, become a party have been or will be (as applicable) duly and validly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by the other parties thereto (other than other Seller Parties), constitute legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.3  Ownership of Seller Entities.

(a) Section 2.3(a) of the Disclosure Schedule sets forth all of the outstanding Equity Interests in C Quadrant and the record holders and beneficial owners thereof. Except as set forth in Section 2.3(a) of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to any of the Equity Interests of C Quadrant.

(b) C Quadrant owns one hundred percent (100%) of the outstanding Equity Interests in each of AMAG and Spence Rd. Except for the Equity Interests owned by C Quadrant, as set forth in Section 2.3(b) of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to any of the Equity Interests of AMAG or Spence Rd.

(c) Except as set forth in Section 2.3(a) and Section 2.3(b) of the Disclosure Schedule, no equity or voting interests in any Seller Entity are authorized, issued, reserved for issuance or outstanding. No current or former equity owner of any Seller Entity or any other Person is contesting (whether or not pursuant to any Action) the legal or beneficial ownership of the outstanding Equity Interests of any Seller Entity or any distributions or contributions relating thereto or asserting that Equity Interests other than those set forth on Section 2.3(a) and Section 2.3(b) of the Disclosure Schedule are or should be outstanding. All of the outstanding Equity Interests of each Seller Entity have been duly authorized and validly issued and were not issued in violation of any preemptive or other rights. No Person is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, Contract, obligation, convertible or exchangeable securities, or other commitments, contingent or otherwise, pursuant to which any Seller Entity is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in any Seller Entity or any securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or acquire, any Equity Interests in any Seller Entity.

Section 2.4  Conflicts; Consents of Third Parties. The execution and delivery of this Agreement and the other Transaction Documents to which each Seller is a party, the consummation of the transactions contemplated hereby and thereby, and compliance by such Seller with the provisions hereof and thereof do not and will not: (a) conflict with, or result in the breach of, any provision of the Governing Documents of any Seller Entity; (b)  conflict with, violate, result in the breach or termination of, constitute a default under, modify the rights of any party under, result in an acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller Entity is a party or by which any Seller Entity or any of the properties or assets of any of them are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default, modification or acceleration; (c) violate any Law or Order applicable to any Seller Entity or the Assets; or (d) result in the creation of any Lien upon any of the properties or assets of any Seller Entity. No Consent, Order, waiver, declaration or filing with, or notification to any Governmental Authority is required on the part of any Seller Entity in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the compliance by any Seller Entity with any of the provisions hereof or thereof. No Seller is a party to any Contract, including any collective bargaining agreement or other labor agreement, that is binding or purports to be binding, on a transferee of the Assets. Spence Rd is not a party to any Contract other than the AT&T Agreement.

Section 2.5  Balance Sheet

Included as Section 2.5 of the Disclosure Schedule is a true and complete copy of the consolidated balance sheet of C Quadrant as of May 31, 2021 (the “Balance Sheet Date” and the balance sheet as of such date the “Balance Sheet”), which Balance Sheet fairly represents the financial condition of C Quadrant in all material respects.

Section 2.6  No Undisclosed Liabilities.

(a)           The Seller Entities have no Liabilities (and there is no basis for any present or future Action against any Seller Entity giving rise to any Liability) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet, and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

(b)           To the Knowledge of Sellers, the Road Agreement dated July 3, 1975 among Rubicon Construction Company, Eli H. Boozer, Wynnell A. Boozer, Eli H. Boozer, Jr., Wajewco, and Western Title Insurance Company is no longer operative or being sought to be enforced. No Seller Party has been requested to make any contribution to road maintenance or any other payments pursuant to such agreement.

Section 2.7  Absence of Certain Developments.  Since the Balance Sheet Date,

(a) the Assets have been owned, operated and maintained in the Ordinary Course of Business;

(b) the Assets have not suffered any damage, destruction or loss, whether or not covered by insurance;

(c) Seller Parties have not made or committed to make any capital improvements or modifications to the Spence Road Real Property; and

(d) there has been no Material Adverse Change.

Section 2.8  Taxes.

(a) All Taxes owed by any Seller Entity (whether or not shown on any Tax Return) have been paid and Seller Entities have no Liability for any Taxes other than, in the case of C Quadrant and AMAG, Taxes which are not yet due, all of which are Excluded Liabilities and for which Purchaser and its Affiliates shall have no Liability following the Closing. There are no Liens on any of the assets of any Seller Entity that have arisen in connection with any failure (or alleged failure) to pay any Tax, whether or not payment of such Tax was subsequently cured. There is no examination or audit in progress, pending, or, to the Knowledge of Sellers, proposed or threatened against or with respect to any Seller Entity regarding Taxes.

(b) No Seller Entity is a beneficiary of any extension of time within which to file any Tax Return, except extensions automatically granted by Law. No Seller Entity has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax. No Seller Entity has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return or been a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Seller Entity is a party to or bound by any agreement the principal purpose of which is the allocation or sharing of Taxes.

(c) No Seller Entity has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.

(d) C Quadrant is, and has at all times been a limited liability company taxed as a partnership for U.S. Federal and state and local income tax purposes. Each Seller Entity other than C Quadrant is, and has been since such Seller Entity’s formation, classified as a disregarded entity for U.S. federal and state and local income tax purposes.

Section 2.9  Personal Property Assets; Title; Condition of Assets. Sellers exclusively own and have good and valid title, free and clear of all Liens other than Permitted Liens, to all of the Personal Property Assets. Upon the consummation of the Closing, Purchaser shall exclusively own and have good and valid title, free and clear of all Liens other than Permitted Liens, to all of the Personal Property Assets. All of the Personal Property Assets are in good operating condition, ordinary wear and tear excepted. The Assets are adequate and suitable for the purposes for which they are presently being used. No direct or indirect equity owner of any Seller Entity (other than C Quadrant, with respect to the Spence Rd Equity) has any interest in the Assets.

Section 2.10  Intellectual Property.

(a) The Assets include all Intellectual Property Rights used by Seller Entities in connection with their operations as currently conducted and that are useful in the conduct of the Business (the “Seller Entity IP”). Seller Entities exclusively own all of the Seller Entity IP. Seller Entities have good, valid and marketable title to the Seller Entity IP, free and clear of any and all Liens except any Permitted Liens. No Seller Entity IP is subject to any Order, settlement agreement or Contract that restricts in any manner the use, transfer, licensing or enforcing thereof by Seller Entities or may affect the validity, use or enforceability thereof. The Seller Entity IP includes all Intellectual Property Rights listed or described in Schedule 1.1(b)(iii).

(b) No Seller Entity has granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Seller Entity IP to any Person.

(c) The operations of Seller Entities as currently conducted or proposed to be conducted do not infringe or misappropriate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction in which a Seller Entity operates. No Seller Entity has received notice from any Person claiming that such operations infringe or misappropriate any Intellectual Property Rights of any Person, violates any right of any Person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of Sellers, no Person is infringing or misappropriating any Seller Entity IP.

Section 2.11  Compliance with Laws; Permits.

(a) Seller Entities are, and have at all times been, in material compliance with all Laws (including Marijuana Laws other than Federal Marijuana Laws). No Seller Entity has received notice from any Governmental Authority or any other Person of any failure to comply with any Law applicable to the ownership and use of the Assets, and to the Knowledge of Sellers, there has been no failure by any Seller Entity to comply with any such Law (including Marijuana Laws other than Federal Marijuana Laws). To the Knowledge of Sellers, there is no investigation by a Governmental Authority pending or threatened (and no Seller Entity has previously received notice of any such pending or threatened investigation) against any Seller Entity related to the ownership or use of the Assets.

(b) Section 2.11(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by any Seller Entity, all of which are held by Spence Rd. Each such Permit held by Spence Rd is valid and in full force and effect. Except as set forth in Section 2.11(b) of the Disclosure Schedule, (i) Spence Rd is, and has been, in compliance in all material respects with all of the terms and requirements of each of its Permits, (ii) no event has occurred or circumstance exists that may result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit; (iii) Spence Rd has not received any notice from any Governmental Authority or any other Person regarding (A) any actual or potential violation of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit; and (iv) all applications for renewal and other filings required to have been made with respect to Spence Rd’s Permits have been duly made on a timely basis with the appropriate Governmental Authorities. The Permits identified in Section 2.11(b) of the Disclosure Schedule collectively constitute all of the Permits that would be necessary to enable Seller Entities and, following the Closing, Purchaser and its Affiliates to conduct and operate the Business at the Spence Road Real Estate and to own and use the Assets as currently conducted, in compliance with all Laws (provided that Seller Parties do not make any representation or warranty regarding Permits required under Laws specific to the farming, growth, manufacturing, production, processing, extraction, packaging, sale or distribution of marijuana or marijuana-related products).

Section 2.12  Employee Benefits. Section 2.12 of the Disclosure Schedule sets forth each Employee Benefit Plan in which any employee or any spouse or dependent of any employee participates, and Seller Entities have provided or made available to Purchaser, to the extent applicable, complete and correct copies of each such Employee Benefit Plan. Neither any Seller Entity, nor any ERISA Affiliate, sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any direct, indirect or contingent liability with respect to (i) any “multiemployer plan”, as that term is defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; or (iii) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the laws of any jurisdiction other than the United States. None of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of a Seller Entity or any ERISA Affiliate, or to any other person, after his or her retirement or other termination of employment or service, and neither any Seller Entity, nor any ERISA Affiliate, has ever represented, promised or contracted to any employee or former employee, or to any other person, that such benefits would be provided, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code. Each Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in accordance with its terms and in material compliance with ERISA, the Code and all other applicable Laws.

Section 2.13  Litigation.  Except as set forth in Section 2.13 of the Disclosure Schedule, there is not now and there has never been any Action pending or, to the Knowledge of Sellers, threatened (and no Seller Entity has received notice of any such threatened Action) against (a) any Seller Entity or (b) to the extent related to or affecting Seller Entities, the Assets or the Assumed Liabilities, Controlling Owner or any other officer, manager, director or employee of any Seller Entity before any Governmental Authority, and there is no basis for any such Action. Except as set forth in Section 2.13 of the Disclosure Schedule, no Seller Entity has engaged in any Action relating to or affecting the Assets or the Assumed Liabilities to recover monies due it or for damages sustained by it. Except as set forth in Schedule 2.13 of the Disclosure Schedule, no Seller Entity is subject to any Order.

Section 2.14  Environmental Matters. Except for the Spence Road Real Property, Seller Entities do not and have not ever owned or leased any interest in real property. Except as disclosed in Section 2.14 of the Disclosure Schedule: (a) Seller Entities are, and in the past five years have been, in compliance with all applicable Environmental Laws, including the possession of (and compliance with) all Permits required for their respective facilities and operations under Environmental Laws; (b) except for matters that have been resolved, no Seller Entity has received a notice, citation, complaint, decree or other communication alleging Liability under or any actual, alleged or potential violation of or failure to comply with any Environmental Law, and no such proceeding is pending or, to the knowledge of the Seller Entities, threatened; (c) no releases of Hazardous Substances have occurred at, from or onto the Spence Road Real Property, or, to the Knowledge of Sellers, any real property formerly owned or operated by any Seller Entity, or for which any Seller Entity could incur Liability under any Environmental Law; (d) no Seller Entity has treated, stored, recycled or disposed of any Hazardous Substances on any real property currently or formerly owned, used, operated or leased by any Seller Entity in a manner not in compliance with the Environmental Laws, and to the Knowledge of Sellers, no other Person has treated, stored, recycled or disposed of any Hazardous Substance on real property owned, used or leased by such Seller Entity; (e) there have been no Hazardous Substances generated by any Seller Entity that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites; (f) no Seller Entity has entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense; (g) to the Knowledge of Sellers, there are no underground storage tanks, septic tanks, landfills, surface impoundments or disposal areas located on, and no polychlorinated biphenyls or equipment containing polychlorinated biphenyls used or stored on, any site owned or operated by any Seller Entity; and (h) no “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, is stored on any site owned or operated by any Seller Entity. Seller Entities have provided to Purchaser complete copies of all environmental audits, reports and other documents relating to Environmental Laws or Environmental Claims within Seller Entities’ possession or control relating to the Assets.

Section 2.15  Insurance.  Section 2.15 of the Disclosure Schedule includes a complete and correct list and description, including policy number, coverage and deductible, of all insurance policies owned by Seller Entities relating to the Assets, the Assumed Liabilities or the Excluded Liabilities, complete copies of which policies have been provided to Purchaser by Seller Entities. Such policies are in full force and effect, all premiums due thereon have been paid and no Seller Entity is in default thereunder. No Seller Entity has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Sellers, is there any basis for any such action. Section 2.15 of the Disclosure Schedule also contains a list of all pending and prior claims made to any insurance company by any Seller Entity and any instances of a denial of coverage by any insurance company.

Section 2.16  Real Property.

(a) AMAG has good and clear marketable and insurable fee simple title in and to the Spence Road Real Property, free and clear of all Liens other than Permitted Liens. No Person has any option to purchase, or a right of first refusal in respect of the sale of, all or any portion of the Spence Road Real Property. Each of the parcels constituting the Spence Road Real Property is assessed as a separate tax lot or tax parcel, independent of any other parcels or assets not being conveyed hereunder, and each of the parcels constituting the Spence Road Real Property has been or will be prior to the Closing Date legally subdivided from all other property for conveyance and other purposes.

(b) Except for the Razzolink Lease, there are no written or oral leases, subleases, licenses, concessions, occupancy rights or other Contracts granting to any Person other than C Quadrant the right to use or occupy any portion of the Spence Road Real Property and there is no Person in possession or occupancy of any portion of the Spence Road Real Property other than C Quadrant. All such rights of C Quadrant will terminate as of the Closing pursuant to the Seller Quitclaim. The Razzolink Lease is a valid and binding agreement of C Quadrant and is in full force and effect in accordance with its terms. C Quadrant has not violated or breached the Razzolink Lease, and, to the Knowledge of Sellers, Razzolink, Inc. has not violated or breached, or committed any default under, the Razzolink Lease. There are no disputes pending with respect to the Razzolink Lease. Sellers have made available to Purchaser a true and correct copy of the Razzolink Lease (including all amendments, supplements and other modifications thereto).

(c) There is no pending or, to the Knowledge of Sellers, threatened litigation, condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Spence Road Real Property, and neither any Seller nor Spence Rd has received any notice thereof.

(d) The Spence Road Real Property has received all approvals of Governmental Authorities required to be obtained in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws. There are no defects in any of the Spence Road Improvements, including, but not limited to, the roof, structural elements thereof, and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment and facilities included therein. No portion of the Spence Road Real Property has suffered any damage by fire or other casualty which has not been completely repaired and restored. All Spence Road Improvements are in good operating condition and repair, ordinary wear and tear excepted, there are no ongoing repairs, renovations or capital improvements being undertaken at the Spence Road Real Property and all prior repairs, renovations and capital improvements have been paid for in full.

(e) The Spence Road Real Property is properly zoned for current use of the Spence Road Real Property and the planned operation of the Business. The Spence Road Real Property is in compliance with all restrictive covenants, applicable zoning ordinances or other applicable Laws, including all of the foregoing relating to the planned operation of the Business. No Seller has received any notice of any violation of any applicable zoning ordinance or other Law relating to the Spence Road Real Property. There is no Action pending or, to Sellers’ Knowledge, threatened to change the zoning or building ordinances or any other Laws affecting the Spence Road Real Property.

(f) There are no unsatisfied assessments against the Spence Road Real Property. Sellers have not filed, and have not retained anyone to file, notices of protests against, or to commence action to review, real property tax or other assessments against the Spence Road Real Property. Sellers have not received notice of any assessments by a public body, whether municipal, county or state, imposed, contemplated or confirmed and ratified against the Spence Road Real Property for public or private improvements which are now or hereafter payable. There are no deferred fees or assessments (other than ongoing assessments disclosed in Section 2.16(f) of the Disclosure Schedule) that will become due and payable after Closing with respect to the Spence Road Real Property.

(g) Except as set forth in the Title Policy Pro Forma, no commitments have been made nor will any commitments be made by any Seller to any governmental or quasi-governmental authority, utility company, school board, church or other religious body, any homeowner’s or property owner’s association or any other person or entity relating to the Spence Road Real Property which would impose an obligation on Purchaser or its successors to make any contribution or dedication of land or money to construct, install or maintain any improvements of a public or private nature on or off the Spence Road Real Property. There are no agreements, covenants, restrictions or other instruments that will be binding upon the Spence Road Real Property after Closing other than as set forth in the Title Policy Pro Forma and applicable Law.

Section 2.17  Related Party Transactions. Except as described in Section 2.17 of the Disclosure Schedule, no Seller Party or any Affiliate thereof (i) has any interest in, or is a party to a Contract affecting, any of the Assets (including the Spence Road Real Property), (ii) is or has been a party to any transaction with Spence Rd or (iii) has any interest in a competitor of the contemplated post-Closing Business.

Section 2.18  Brokers Fees. No Seller Entity has any Liability to pay any fees, commissions or other amounts to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.19  Investment Representations.

(a) Each Seller that acquires any portion of the Share Consideration (each a “Selling Shareholder”) is knowledgeable, sophisticated and experienced in financial and business matters, is making, and is qualified to make, decisions with respect to investments in shares, including investments in securities issued by Parent and comparable entities, and has the ability to bear the economic risks of an investment in Parent Shares. Each Selling Shareholder understands that its investment in the Share Consideration involves a significant degree of risk, including a risk of total loss of each Selling Shareholder’s investment, and each Selling Shareholder has full cognizance of and understands all of the risk factors related to each Selling Shareholder’s acquisition of the Share Consideration.

(b) Each Selling Shareholder has, in connection with its decision to acquire its Share Consideration, relied solely upon the representations and warranties of Parent contained herein. Each Selling Shareholder has had an opportunity to (i) ask questions and receive answers from representatives of Parent concerning the merits and risks of investing in Parent Shares, (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Each Selling Shareholder has undertaken an independent analysis of the merits and risks of an investment in Parent Shares based on its own financial circumstances. Each Selling Shareholder understands that nothing in this Agreement or any other materials presented to each Selling Shareholder in connection with the acquisition of the Share Consideration constitutes legal, tax or investment advice. Each Selling Shareholder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Share Consideration.

(c) Each Selling Shareholder shall acquire Parent Shares for its own account for investment only and with no present intention of engaging in a distribution (within the meaning of applicable securities laws) with respect to the Parent Shares or entering into any arrangement or understanding with any other persons regarding such a distribution, provided that this representation and warranty shall not limit any Selling Shareholder’s right to sell pursuant to the Resale Registration Statement. No Selling Shareholder will, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Parent Shares except in compliance with the Securities Act and applicable state securities laws. Each Selling Shareholder acknowledges that Rule 144 under the Securities Act is not available for the resale of Parent Shares and will not be available for such resale until Parent has become a registrant under the Securities Act and has met all of the requirements of Rule 144(i). Notwithstanding the foregoing, nothing in this provision is meant to prevent such Seller from liquidating or distributing Parent Shares to its equityholders in accordance with applicable Securities Laws.

(d) Each Selling Shareholder understands that the Share Consideration is being offered to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that Parent is relying upon the truth and accuracy of, and each Selling Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Selling Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of each Selling Shareholder to acquire the Share Consideration.

Section 2.20  No Misrepresentation. No representation or warranty of Seller Parties or any of them contained in this Agreement or any other Transaction Document or in the Disclosure Schedule hereto or in any certificate or other instrument furnished to Purchaser in connection herewith contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

  ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to Sellers that the following statements are true, correct and complete.

Section 3.1  Organization. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business. Each of Parent and Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 3.2  Authorization and Enforceability. The execution, delivery and performance of this Agreement and all Transaction Documents to which either Parent or Purchaser is a party has been duly authorized by all necessary action by or on behalf of Parent or Purchaser, as applicable. Each of Parent and Purchaser has full corporate or company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Parent or Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Parent or Purchaser, as applicable, enforceable against Parent or Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of an unlimited number of Parent Shares and an unlimited number of Super Voting Shares.

(b) As of June 2, 2021:

(i) 70,612,253 Parent Shares and 202,590 Super Voting Shares were issued and outstanding;

(ii) 13,803,168 Parent Shares were issuable upon the redemption of all of the Class B Common Shares of Indus Holding Company;

(iii) 77,628,692 Parent Shares were issuable upon the redemption of all of the Class C Common Shares of Indus Holding Company issuable upon conversion of convertible debentures of Indus Holding Company (excluding accrued and unpaid interest);

(iv) 93,092,778 Parent Shares were issuable upon the exercise of outstanding warrants of the Company;

(v) 780,140 Parent Shares were issuable upon the exercise of compensation options held by financial advisors to the Company and/or Indus Holding Company; and

(vi) 8,882,250 Parent Shares were issuable upon the exercise of options issued or reserved for issuance pursuant to the Company’s equity incentive plans.

(c) Purchaser is a wholly-owned subsidiary of Indus Holding Company, a Delaware corporation, 100% of the voting securities of which are owned by Parent.

Section 3.4  Conflicts; Consent of Third Parties. Neither the execution and the delivery by Parent and Purchaser of this Agreement and the other Transaction Documents to which Parent or Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Parent and Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Parent or Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or their respective properties or assets are bound.

Section 3.5  Share Consideration. Upon issuance, the Share Consideration will be duly authorized and validly issued, fully paid and non-assessable and will not have been issued in violation of applicable Law (it being understood that no representation or warranty is made by Parent or Purchaser with respect to any Federal Marijuana Law) or any preemptive right, right of first refusal or similar right of any Person to subscribe for or purchase securities of Parent.

Section 3.6  Brokers Fees. Neither Parent nor Purchaser has any Liability to pay any fees, commissions or other amounts to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  ARTICLE IV
 COVENANTS

Section 4.1  Conduct Prior to Closing. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with its terms), except as required by applicable Law or with the consent in writing of Purchaser, Seller Parties shall use, own and operate the Assets in the Ordinary Course of Business and shall use reasonable best efforts to maintain and to preserve the rights, franchises, goodwill and relationships with Persons having business relationships with Seller Parties in relation to the Assets. Without limiting the generality of the foregoing, except as required by applicable Law or set forth on Section 4.1 of the Disclosure Schedule or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld), Seller Parties shall not:

(a) fail to maintain the Assets in the same condition as on the date hereof;

(b) enter into any new Contract affecting any of the Assets or Assumed Liabilities;

(c) make any capital improvements or other modifications to the Spence Road Real Property except as required to comply with Monterey County regulations;

(d) modify, assign, terminate or waive any rights under the AT&T Agreement or the Razzolink Lease;

(e) sell, lease, transfer or otherwise dispose of any Assets or create or permit the creation of any Lien on any Assets;

(f) institute, settle, waive or release any Action with respect to the Assets;

(g) issue, create, incur, assume or guarantee any Indebtedness of any Seller Entity (other than Indebtedness to be discharged at the Closing) or any Lien on any of the Assets;

(h) cancel or permit the lapse of any insurance policy covering the Assets;

(i) adopt any plan of merger, consolidation, reorganization, liquidation, or dissolution, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law involving Seller Entities;

(j) transfer, assign or grant any license or sublicense of any material rights under or with respect to any Seller Entity IP; or

(k) contract, commit or agree to do any of the foregoing.

Section 4.2  Access to Information. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with its terms), upon reasonable notice, Seller Parties shall, as promptly as reasonably practicable: (a) afford Purchaser and its representatives (including any financing sources or prospective financing sources and their respective representatives) reasonable access to personnel, properties, books and records of the Assets and Seller Entities; and (b) furnish to Purchaser and its representatives such additional information with regard to the Assets and Seller Entities as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours.

Section 4.3  Further Assurances.

(a) If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that the Parties shall not be required to incur any material out-of-pocket expense in connection therewith. For a reasonable amount of time following the Closing, Seller Parties shall, and shall cause their Affiliates to, reasonably cooperate with Purchaser to encourage each business relation of Seller Entities with respect to the Assets to maintain the same business relationship with Purchaser after the Closing as it maintained with Seller Entities prior to the Closing; provided that Seller Entities shall not be liable for any Losses in connection with such a business relation’s decision to not continue a business relationship with Purchaser at any time after the Closing.

(b) Without limitation of Section 4.3(a), Controlling Owner shall (i) use his best efforts to take and cause Seller Entities to take all actions that Purchaser may reasonably request (A) to enable the post-Closing operation of the Business at the Spence Road Real Estate in accordance with all State of California and Monterey County Permits (including cannabis Permits) and (B) to facilitate the approval of the transfer of ownership of the Spence Rd Equity to Purchaser in accordance with applicable State of California and Monterey County law and (ii) continue as a control person and individual registrant under all State of California and Monterey County Permits (including cannabis Permits) and applications therefor until such time as (x) final approvals have been received for the change of control of Spence Rd to Purchaser and of Purchaser’s control persons on such Permits and (y) the removal of Controlling Owner will not result in enforcement action on or revocation of any such Permits.

(c) Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Action in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Assets or the Assumed Liabilities which occurred or existed prior to the Closing, Seller Parties shall, and shall cause their Affiliates to, reasonably cooperate with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).

Section 4.4  Share Registration.

(a) Within 60 days following the Closing, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Resale Registration Statement”) on Form S-1 (or any other available form) relating to the resale of the Share Consideration by the Selling Shareholders. Parent shall use its commercially reasonable best efforts to (i) file the Resale Registration Statement as promptly as practicable and (ii) subject to receipt of necessary information from the Selling Shareholders, cause the Resale Registration Statement to become effective as promptly as is reasonably practicable. Parent shall promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith (the “Prospectus”) as may be necessary to keep the Resale Registration Statement effective until the earlier of (A) two (2) years after the effective date of the Resale Registration Statement or (B) such time as the remaining Share Consideration has become eligible for resale without any volume limitations or other restrictions pursuant to Rule 144 under the Securities Act. Parent may amend the Resale Registration Statement on Form S-3 at any time it is eligible to do so.

(b) For not more than ninety (90) days in any twelve (12) month period, Parent may suspend the use of any Prospectus included in the Resale Registration Statement contemplated by this Section in the event that Parent determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Parent, the disclosure of which at the time is not, in the good faith opinion of Parent, in the best interests of Parent or (B) amend or supplement the Resale Registration Statement or the related Prospectus so that the Resale Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Parent shall promptly (I) notify the Representative in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Representative) disclose to the Representative or any Selling Shareholder any material non-public information giving rise to an Allowed Delay, (II) advise the Representative in writing to cease, and cause the Selling Shareholders to cease, all sales under the Resale Registration Statement until the end of the Allowed Delay, and (III) use commercially reasonable efforts to terminate an Allowed Delay as promptly as is reasonably practicable.

(c) Parent shall use commercially reasonable efforts to effect the registration of the Share Consideration in accordance with the terms hereof, and pursuant thereto Parent will, as expeditiously as possible:

(i) prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement and the related Prospectus as may be necessary to keep the Resale Registration Statement effective for the period in which the Resale Registration Statement is required to be kept effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Share Consideration covered thereby;

(ii) provide copies to and permit any counsel designated by the Representative to review the Resale Registration Statement and all amendments and supplements thereto no fewer than three (3) days prior to their filing with the SEC;

(iii)  furnish to each Selling Shareholder (A) promptly after the same is prepared and filed with the SEC, if requested by the Selling Shareholder, one (1) copy of any Resale Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of Parent to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which Parent has sought confidential treatment), and (B) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Selling Shareholder may reasonably request in order to facilitate the disposition of the Share Consideration owned by the Selling Shareholder;

(iv) use commercially reasonable efforts to (A) prevent the issuance of any stop order or other suspension of effectiveness and, (B) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

(v) use commercially reasonable efforts to register or qualify or cooperate with any Selling Shareholder and its counsel in connection with the registration or qualification of the Share Consideration for offer and sale under the securities or blue sky laws of such jurisdictions requested by such Selling Shareholder and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Share Consideration covered by the Resale Registration Statement; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this provision, (B) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 4.4(c)(v), or (C) file a general consent to service of process in any such jurisdiction;

(vi) promptly notify the Representative, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to the Selling Shareholders a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vii) use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act in connection with the Resale Registration Statement; and

(viii) with a view to making available to the Selling Shareholders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Selling Shareholders to sell shares included in the Share Consideration to the public without registration, Parent covenants and agrees from and after the date it becomes registered and for so long as it remains registered under the Exchange Act, to (A) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act and (B) furnish to each Selling Shareholder upon request, as long as such Selling Shareholder owns any Share Consideration, (I) a written statement by Parent that it has complied with the reporting requirements of the Exchange Act, (II) a copy of Parent’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (III) such other information as may be reasonably requested in order to avail such Selling Shareholder of any rule or regulation of the SEC that permits the selling of any such Share Consideration without registration.

(d) In the event that the SEC for any reason limits the number of Parent Shares that may be included and sold by the Selling Shareholders in the Resale Registration Statement, Parent shall reduce the number of Parent Shares included in the Resale Registration Statement on behalf of the Selling Shareholders accordingly (such portion shall be allocated pro rata among the Selling Shareholders) (such excluded shares, the “Reduction Securities”). Parent shall not be liable for any Losses in connection with the exclusion of such Reduction Securities or in connection with any delay in the effectiveness of the Resale Registration Statement arising from any interactions between Parent and the SEC with respect to the number of Parent Shares that may be included and sold by the Selling Shareholders in the Resale Registration Statement. Parent shall use commercially reasonable efforts to register the Reduction Securities for resale as soon as is reasonably practicable pursuant to a new registration statement covering the Reduction Securities (or such portion thereof as the SEC will allow to be registered for resale at such time) for an offering to be made on a continuous basis pursuant to Rule 415.

(e) Parent shall bear all expenses in connection with the procedures in clauses (a) through (d) of this Section 4.4 and the registration of the Share Consideration on behalf of the Selling Shareholders pursuant to the Resale Registration Statement, other than fees and expenses, if any, of legal counsel or other advisers to the Selling Shareholders and underwriting discounts, brokerage fees and commissions incurred by the Selling Shareholders, if any, in connection with the offering of the Share Consideration on behalf of the Selling Shareholders pursuant to the Resale Registration Statement or any new registration statement(s) covering the Reduction Securities.

(f) Each Selling Shareholder shall complete a resale registration statement questionnaire provided by Parent for use in preparation of the Resale Registration Statement, and the answers thereto shall be true and correct in all material respects as of the date thereof and as of the effective date of the Resale Registration Statement. Each Selling Shareholder will notify Parent immediately of any material change in any such information until such time as such Selling Shareholder has sold all of its Share Consideration or until Parent is no longer required to keep the Resale Registration Statement effective. All other written information furnished to Parent by or on behalf of any Selling Shareholder for inclusion in the Resale Registration Statement will be true and correct in all material respects as of the date such other written information is provided and as of the effective date of the Resale Registration Statement, and each Selling Shareholder will notify Parent immediately of any material change in any such other written information until such time as Selling Shareholder has sold all of its Share Consideration or until Parent is no longer required to keep the Resale Registration Statement effective.

(g) Without limitation of Section 4.4(f), each Seller Party covenants and agrees to execute, deliver and file or assist, including by way of providing requisite information to, Parent in filing or in causing the filing of such disclosure documents, reports, undertakings and other documents with respect to or in connection with the issuance of the Share Consideration and the completion of any associated transactions as may be required by any securities commission, stock exchange or other regulatory authority pursuant to applicable securities Laws or rule or policies or as they may otherwise require.

(h) Each Selling Shareholder agrees that it will not effect any disposition of the Share Consideration that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities laws, except as contemplated in the Resale Registration Statement referred to in this Section 4.4 or as otherwise permitted by Law, and will promptly notify Parent of any changes in the information set forth in the Resale Registration Statement regarding such Selling Shareholder or its plan of distribution.

(i) Seller Parties shall provide to Parent as promptly as practicable such information (including any required financial information) concerning the Seller Entities and their business affairs as Parent may reasonably require, and shall direct that their counsel and accountants cooperate with Parent’s counsel and accountants, in connection with the preparation of the Resale Registration Statement or any other securities filings made by Parent after the Closing that require information regarding Seller Entities. None of the information supplied, or to be supplied, by Seller Parties for inclusion in the Resale Registration Statement or any other securities filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. If any event occurs with respect to any Seller Entity, or any change occurs with respect to the information provided by any Seller Entity, that causes any such information to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, Seller Parties shall notify Parent promptly of such event or change and supplement such information so that it does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5  Transfer Restrictions.

(a) Until the later of the 120th day following the Closing and the effectiveness of the Resale Registration Statement, no Selling Shareholder shall (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Parent Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for any Parent Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Shares or other securities, in cash, or otherwise. Thereafter, no Selling Shareholder shall take any action described in the preceding sentence without the prior written consent of Parent, which may be granted or withheld in Parent’s sole discretion, except for:

(i) transactions executed through the facilities of a securities exchange on which the Parent Shares are listed pursuant to the Resale Registration Statement or any additional resale registration statement as contemplated by Section 4.4(d); or

(ii) pursuant to Rule 144 under the Securities Act, if and to the extent Rule 144 is available.

(b)

(i) In connection with any underwritten offering by Parent of its equity securities pursuant to an effective registration statement filed under the Securities Act, neither a Selling Shareholder nor any holder of a share the ownership of which was derived through a transfer from a Selling Shareholder (other than a transfer executed on a securities exchange on which the Parent Shares are then listed) (each a “Lock-Up Holder”) shall (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Parent Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Parent Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 4.5(b) shall not apply to transfers to Affiliates of Lock-Up Holders; purchases made in the open market following the completion of any offering covered by this Section 4.5(b); the sale of any shares to an underwriter pursuant to an underwriting agreement; to bona fide gifts to a member of the immediate family of a Lock-Up Holder; or to the transfer of any shares to any trust or other estate planning vehicle for the direct or indirect benefit of a Lock-Up Holder and/or the members of such Lock-Up Holder’s immediate family, provided that the donee, Affiliate or the trustee of the trust or controlling person of any other estate planning vehicle agrees to be bound in writing by the restrictions set forth in this Section 4.5(b), and provided further that any such transfer shall not involve a disposition for value. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4.5(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Lock-Up Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4.5(b) or that are necessary to give further effect thereto. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by Parent or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days following the effective date of the registration statement (the “Lock-Up Period”). Notwithstanding the foregoing, in the event that Parent is not exempt from the application of NASD Rule 2711(f)(4) or any successor rule, if (y) during the period that begins on the date that is seventeen (17) days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, Parent issues an earnings release or material news or a material event relating to Parent occurs; or (z) prior to the expiration of the Lock-Up Period Parent announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed herein shall continue to apply until the expiration of the date that is eighteen (18) days after the date on which the issuance of the earnings release or material news or material event occurs.

(ii) A Lock-Up Holder shall be subject to the Market Stand-Off only if all officers and directors of Parent are similarly bound and Parent has used commercially reasonable efforts to cause all stockholders (other than officers and directors) individually owning more than one percent (1%) of Parent’s outstanding subordinate voting shares (assuming full conversion or deemed conversion of all outstanding convertible and exercisable securities) to be similarly bound (it being understood that a party that does not comply with this Section 4.5(b) in response to Parent’s commercially reasonable efforts shall be deemed to be in material breach of this Agreement).

(iii) As a condition to any transfer of Parent Shares by a Selling Shareholder, other than through the facilities of a securities exchange on which the Parent Shares are listed, to a transferee who would beneficially own more than 500,000 Parent Share (adjusted for stock splits, recombinations and other similar events after the date hereof) following such transfer, such Selling Shareholder shall obtain from such transferee for the benefit of Parent and deliver to Parent an undertaking by such transferee to comply with the obligations of a Lock-Up Holder under this Section 4.5(b).

(c) Each Selling Shareholder acknowledges that the securities constituting the Share Consideration shall have attached to them, whether through the electronic deposit system of CDS Clearing and Depository Services Inc., entered into a direct registration or other electronic book-entry system, or on any certificates that may be issued, the following legends:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER ___, 2021.

(d) Each Selling Shareholder acknowledges that the Share Consideration may only be disposed of in compliance with applicable Law, including Canadian and United States state and federal securities laws. If any Share Consideration is sold pursuant to a registration statement, it will be sold in compliance with the plan of distribution set forth therein. If after the effective date of the registration statement, such registration statement ceases to be effective and Parent has provided notice to such Selling Shareholder to that effect, such Selling Shareholder will sell Share Consideration only in compliance with an exemption from the registration requirements of the Securities Act; and acknowledges that the removal of the restrictive legend from the Share Consideration due to the effectiveness of a registration statement is predicated upon Parent’s reliance upon this Agreement.

(e) Without limitation of Section 4.5(a), in connection with any transfer of the Share Consideration other than pursuant to an effective registration statement, Parent may require the transferor thereof to provide to Parent an opinion of counsel selected by the transferor and reasonably acceptable to Parent, the form and substance of which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer does not require registration of such transferred Share Consideration under the Securities Act. As a condition of transfer, any such transferee shall, to the extent required by Parent, agree in writing to be bound by the terms of this Section 4.5.

Section 4.6  Record Retention. Each Party agrees, on behalf of itself and its Affiliates, that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Assets with respect to periods prior to the Closing and shall make such books and records available to one another for any lawful purpose upon reasonable prior written notice. Each Party shall have the right to destroy all or part of such books and records after the sixth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 10 days’ prior written notice of such intended disposition and by offering to deliver to the other Party, at the other Party’s expense, custody of such books and records as such first party may intend to destroy. This Section 4.6 is not intended to alter the normal rules of discovery in connection with any dispute among the Parties.

Section 4.7  Public Announcements. Unless otherwise required by applicable Law, Seller Parties shall not, and shall cause their Affiliates, agents, professionals and other representatives not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of Purchaser.

Section 4.8  Tax Covenants.

(a) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (including any penalties, interest, additions to Tax and costs and expenses relating to such Taxes, but excluding any transfer gains Taxes), whether for real or personal property, imposed in connection with the transaction that occurs pursuant to this Agreement or the other Transaction Documents (collectively, “Transfer Taxes”) shall be borne by Sellers. Sellers shall, at their sole expense, timely file any Tax Return or other document with respect to any Transfer Taxes (and Purchaser shall reasonably cooperate with respect thereto as necessary).

(b) All Taxes and Tax Liabilities with respect to the Assets that relate to any Straddle Period shall be apportioned between Sellers and Purchaser as follows: (i) in the case of ad valorem or other property Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, employment Taxes, or other Taxes based on or measured by income, receipts or profits, as determined from the closing of the books and records of Sellers as of 11:59 p.m. on the Closing Date.

(c) After the Closing Date, Purchaser and Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment (it being understood that Sellers shall, at their sole expense, be responsible to prepare all post-Closing Tax Returns of Sellers). Upon reasonable notice, Sellers and Purchaser shall make their employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. Any request for information or documents pursuant to this Section 4.8(c) shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than 30 days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such other party in connection with providing any information or documentation pursuant to this Section 4.8(c). Any information obtained under this Section 4.8(c) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Tax refunds or in conducting any Tax audit, dispute or contest.

Section 4.9  Confidentiality. Each Seller Party shall, and shall cause its Affiliates to, hold in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Assets and the Assumed Liabilities, except to the extent that such Seller Party can show that such information (i) is generally available to and known by the public through no fault of such Seller Party or any of its respective Affiliates or representatives; or (ii) is required to be disclosed by judicial or administrative process or by other requirements of Law. If any Seller Party or any of its Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Purchaser in writing and shall disclose or permit disclosure of only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Seller Party shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For the avoidance of doubt, Purchaser shall cover all reasonable out-of-pocket costs and expenses incurred by any Seller Party or any of its Affiliates in connection with complying with the provisions of this Section 4.9, including the obtaining of legal counsel and an appropriate protective order. In the event a breach or threatened breach of this Section 4.9, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other surety) and shall be entitled to be indemnified with respect thereto by Seller Parties. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 4.9. Any information obtained under this Section 4.9 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Tax refunds or in conducting any Tax audit, dispute or contest.

Section 4.10  Non-Competition. For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), each of the Seller Parties shall not, and shall cause its Affiliates not to, directly or indirectly (whether by itself or in partnership or conjunction with any other Person), (a) anywhere in the State of California, engage in, own, manage, operate, control, be employed by, be a consultant to, participate in or have a financial interest in, or be connected in any manner (including as an employee, consultant, officer, director, owner, franchisee of a third party or lender) with the ownership, management, operation or conduct of any Person engaged in a business competitive with the current or planned Business, except that Seller Parties are permitted to maintain in the aggregate up to a five percent (5%) passive interest in any company having equity securities listed on a national stock exchange, or (b) divert, take away, solicit, or accept business from any Person which then is or has been within the prior twelve (12) months a client, customer or account of Purchaser or any of its Affiliates with respect to the Business. For the avoidance of doubt, for purposes of this Section 4.10, the term “Business” shall exclude cultivation activities.

Section 4.11  Non-Solicitation.  During the Restricted Period, each of the Seller Parties shall not and shall cause its Affiliates not to, directly or indirectly (whether by itself or in partnership or conjunction with any other Person), solicit, entice, encourage or influence, or attempt to solicit or entice, encourage or influence, any employee of or independent contractor or consultant to Purchaser or any of its Affiliates to resign or leave the employ of or terminate its engagement with Purchaser or any of its Affiliates.

Section 4.12  Release . Seller Parties, on behalf of themselves and their Affiliates, and the predecessors, successors and assigns of the foregoing (collectively, the “Releasors”), hereby unconditionally release (a) (i) Purchaser, Parent and their Affiliates, (ii) the directors, officers, employees, managers, members, partners, direct and indirect investors, advisors, agents and other representatives of Purchaser, Parent and their Affiliates and (iii) the predecessors, successors, assigns, heirs, executors, administrators and personal representatives of the foregoing (collectively, the “Purchaser Releasees”) from and against any and all claims, causes of actions, damages, judgments, expenses and other Liabilities, at law or in equity, to which any Releasee might otherwise succeed as a result of the transactions contemplated by the Transaction Documents (the “Purchaser Released Claims”) and (b) (i) Spence Rd, (ii) the directors, officers, employees, managers, members, partners, direct and indirect investors, advisors, agents and other representatives of Spence Rd and (iii) the predecessors, successors, assigns, heirs, executors, administrators and personal representatives of the foregoing (collectively, the “Spence Rd Releasees” and, together with the Purchaser Releasees, the “Releasees”) from and against any and all claims, causes of actions, damages, judgments, expenses and other Liabilities, at law or in equity, which the Releasors had, have or may in the future have against the Spence Rd Releasees based on any state of facts or circumstances from the beginning of the world to the date of this Agreement (the “Spence Rd Released Claims” and, together with the Purchaser Released Claims, collectively, the “Released Claims”). For the avoidance of doubt, Seller Parties’ rights under the Transaction Documents are excluded from the Released Claims. Seller Parties, on behalf of the Releasors, agree to, upon the request of any Releasee, release or reduce any claim asserted against a third party that would be a Released Claim if asserted by a Seller Party against a Releasee to discharge the third party claim asserted against such Releasee.

Seller Parties, on behalf of Releasors, hereby agree that this agreement shall apply to all unknown or unanticipated Released Claims as well as those known and anticipated, and upon advice of counsel, Seller Parties hereby knowingly waive all rights and protections under California Civil Code Section 1542, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Seller Parties’ waiver of all rights and benefits afforded by Section 1542 is done with their respective understanding and acknowledgement of the significance of such a specific waiver of Section 1542. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge Releasees, Seller Parties expressly acknowledge that this release is intended to include in its effect (without limitation) all claims that Seller Parties do not know or suspect to exist in their favor at the time Seller Parties execute this Agreement, which contemplates the extinguishment of any such claims, but the foregoing shall not act to release Seller Parties from their obligations under this Agreement. This waiver also applies to any other relevant re-codification or similar laws implemented hereafter substantially covering the subject matter of Section 1542.

Section 4.13  Exclusivity. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with its terms), no Seller Party nor its Affiliates, directors, officers, employees, agents or representatives shall (a) initiate, solicit, entertain, negotiate, accept, discuss or knowingly encourage, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by any Person (other than Purchaser) regarding the direct or indirect sale, license, lease, sublease, joint venture or other disposition in whole or in part (however structured) of any Assets or, unless the Assets are effectively excluded therefrom without preventing or impairing the consummation of the transactions contemplated hereby without any additional expense or Liability to Purchaser, any equity interest in any Seller Party (each of the actions referred to a “Third Party Acquisition”), (b) except as otherwise required by Law or to customers and suppliers in the Ordinary Course of Business, provide any non-public financial or other confidential or proprietary information regarding the Assets or the Assumed Liabilities to any Person (other than Purchaser), (c) take any other action with the purpose of facilitating any inquiries or the making of any proposal that constitutes, or could reasonably be expected to result in, a Third Party Acquisition, (d) enter into any written or oral agreement, arrangement or understanding requiring any Seller Party to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (e) enter into any written or oral agreement or understanding with any Person (other than Purchaser) authorizing a Third Party Acquisition. Seller Parties agree to promptly, and in any event within one (1) business day following receipt, notify Purchaser (if orally, followed by written notice) if any Seller Party or any Affiliate of any Seller Party or, to the Knowledge of Sellers, any of the directors, officers, employees, agents or representatives of any Seller Party receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, including the identity of the counterparty and all relevant terms thereof (and a copy thereof if the same has been received in writing).

Section 4.14  Notices of Events. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement), Seller Parties shall promptly notify Purchaser if they becomes aware of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of any Seller Party contained in this Agreement, if made on or immediately following the date of such change, condition or event, untrue or inaccurate, (ii) any failure of any Seller Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any event or condition that would result in the non-fulfillment of any of the conditions to Purchaser’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or (v) any Action pending or, to the Knowledge of Sellers, threatened against any Party relating to the transactions contemplated by this Agreement or any of the other Transaction Documents.

 ARTICLE V
 CONDITIONS TO CLOSING

Section 5.1  Closing Conditions of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived exclusively by Purchaser:

(a) Accuracy of Seller Representations and Warranties. The representations and warranties of Seller Parties, or any of them, set forth in the Transaction Documents shall be true and correct on and as of the date hereof and on and as of the Closing Date (with the same force and effect as if made on and as of the Closing Date), other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct or true and correct as of such date.

(b) Compliance with Covenants. Seller Parties shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by the Seller Parties prior to the Closing.

(c) Title Policy. The Title Company shall have agreed to issue an ALTA (or TLTA as appropriate) policy of title insurance in the form of the Title Policy Pro Forma (with only such changes, if any, as are approved Purchaser in its sole discretion) for the parcels included in the Spence Road Real Property, in an amount determined by Purchaser.

(d) No Material Adverse Effect. Since December 31, 2020, no Material Adverse Effect shall have occurred.

(e) Closing Deliverables. Sellers shall have delivered (or caused to be delivered) to Purchaser the Closing deliverables listed in Section 1.3(e).

(f) Absence of Legal Restraints. No Governmental Authority shall have enacted, issued or promulgated any Law or order that has the effect of rendering the Transaction, or the Parties’ performance under any of the Transaction Documents, illegal or otherwise prohibits or otherwise restrains the consummation of the transactions contemplated by this Agreement or the Parties’ performance under any of the Transaction Documents.

(g) Due Diligence; Financing. Purchaser and its sources of financing shall have completed and be satisfied in their sole discretion with the results of their due diligence review of the Business, the Assets and the Assumed Liabilities and all lender actions and approvals required for funding of the Cash Consideration at the Closing and the consummation of the transactions contemplated hereby shall have been completed and received.

Section 5.2  Closing Conditions of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived exclusively by the Representative:

(a) Accuracy of Purchaser Representations and Warranties. The representations and warranties of Purchaser set forth in the Transaction Documents shall be true and correct on and as of the date hereof and on and as of the Closing Date (with the same force and effect as if made on and as of the Closing Date), other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct or true and correct as of such date.

(b) Compliance with Covenants. Purchaser shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Purchaser prior to the Closing.

(c) Closing Deliverables. Purchaser shall have delivered (or caused to be delivered) to the Sellers the Closing deliverables listed in Section 1.3(g) (it being understood that the payments to be made by Purchaser shall be made after all other Closing conditions have been satisfied).

(d) Absence of Legal Restraints. No Governmental Authority shall have enacted, issued or promulgated any Law or order that has the effect of rendering the transactions contemplated by this Agreement, or the Parties’ performance under any of the Transaction Documents, illegal or otherwise prohibits or otherwise restrains the consummation of the transactions contemplated by this Agreement or the Parties’ performance under any of the Transaction Documents.

  ARTICLE VI
 TERMINATION

Section 6.1  Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) by the mutual written consent of the Representative and Purchaser;

(b) by either the Representative or Purchaser if the transactions contemplated by this Agreement are not consummated on or before 60 days from the date hereof (the “Outside Date”), unless the failure to consummate the transactions by such date was proximately caused by a breach of this Agreement by the Party seeking to terminate this Agreement (which, if the Representative is the terminating party, shall be deemed to refer to each Seller Party);

(c) by Purchaser by giving written notice to the Representative at any time prior to the Closing in the event any Seller Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 5.1 and (ii) is not capable of being cured by the Outside Date or, if capable of being cured, shall not have been cured on or before the earlier of (x) the Outside Date and (y) the date that is 20 calendar days following Purchaser’s delivery of written notice to the Representative of such breach or failure to perform; and

(d) by the Representative by giving written notice to Purchaser at any time prior to the Closing in the event Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 5.2 and (ii) is not capable of being cured by Purchaser by the Outside Date or, if capable of being cured, shall not have been cured by Purchaser on or before the earlier of (x) the Outside Date and (y) the date that is 20 calendar days following the Representative’s delivery of written notice to Purchaser of such breach or failure to perform.

Section 6.2  Effect of Termination. Any termination of this Agreement pursuant to and in compliance with Section 6.1 shall be effective immediately upon delivery of written notice thereof by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made (other than Section 6.1(a), which termination shall be upon the effectiveness of such mutual written consent), and this Agreement shall become null and void and there shall be no liability on the part of any Party, and all rights and obligations of any Party shall cease; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from fraud or any breach of this Agreement prior to such termination, in which case, the aggrieved party shall be entitled to all remedies available at Law or in equity, or from liability for any expenses for which such party is expressly responsible hereunder; and provided, further, that the provisions of Section 4.7, this Article VI and Article VIII shall survive the termination of this Agreement pursuant to Section 6.1.

  ARTICLE VII
INDEMNIFICATION

Section 7.1  Survival. All representations and warranties contained in this Agreement shall survive until the date which is twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties stated in Section 2.8, Section 2.14 and Section 2.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and (b) the representations and warranties stated in Section 2.1, Section 2.2, Section 2.3, Section 2.9, Section 2.17, Section 2.18, Section 3.1, Section 3.2, Section 3.4 or Section 3.5 shall survive indefinitely. The representations and warranties specified in clauses (a) and (b) of the preceding sentence are referred to herein as the “Fundamental Representations”. The covenants and agreements of any Party set forth in this Agreement or any of the other Transaction Documents shall survive and remain in full force and effect until fully performed. In the event that an Indemnified Party shall deliver written notice of a claim for indemnification to an Indemnifying Party prior to the expiration of any applicable survival period set forth above, then such claim shall survive the expiration of such survival period until the final resolution thereof. The foregoing survival period limitations shall not apply to any claim based upon fraud, intentional misrepresentation or willful misconduct.

Section 7.2  Indemnity Obligations of Seller Parties.  Seller Parties covenant and agree to and shall, jointly and severally, defend, indemnify and hold harmless Purchaser, Parent, their Affiliates and their respective directors, officers, employees, managers, members, partners, advisors, agents and other representatives (collectively, the “Purchaser Indemnitees”) from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to (a) any breach of any representation or warranty of any Seller Party contained in the Transaction Documents; (b) any breach of or failure to perform any covenant or agreement of Seller Parties or any of them or any of their Affiliates contained in the Transaction Documents or any other closing deliverables or the failure to fulfill any obligation in respect thereof; (c) any Excluded Liability (including for the avoidance of doubt any Indebtedness or Indemnified Taxes) or Excluded Asset; and (d) any item set forth in Section 7.2(d) of the Disclosure Schedule.

Section 7.3  Indemnity Obligations of Purchaser.  Parent and Purchaser covenant and agree to and shall, jointly and severally, defend, indemnify and hold harmless Seller Parties, their Affiliates and their respective directors, officers, employees, managers, members, partners, advisors, agents and other representatives (collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all Losses based on, resulting from, arising out of or relating to (a) any breach of any representation or warranty of Parent or Purchaser contained in the Transaction Documents; and (b) any breach of or failure to perform any covenant or agreement of Parent or Purchaser or any of their Affiliates contained in the Transaction Documents or any other closing deliverables or the failure to fulfill any obligation in respect thereof.

Section 7.4  Indemnification Procedures; Limitations.

(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within 30 days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the reasonable approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party, that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim or that includes any admission of wrongdoing by the Indemnified Party. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume (or, if applicable, to maintain) control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within 30 days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

(c) Certain Limitations.

(i) The cumulative indemnification obligations of Seller Parties pursuant to Sections 7.2(a) shall not exceed in the aggregate an amount equal to the Share Consideration Amount (the “Cap”), provided that the limitations in this Section 7.4(c)(i) shall not apply to Losses arising from a breach of or inaccuracy in any of the Fundamental Representations or any claim based on fraud or intentional misrepresentation by any Seller Party (and Losses arising from a breach of or inaccuracy in any of the Fundamental Representations or any claim based on fraud or intentional misrepresentation by any Seller Party shall not count against the Cap).

(ii) The cumulative indemnification obligations of Parent and Purchaser pursuant to Sections 7.3(a) shall not exceed in the aggregate an amount equal to the Cap, provided that the limitation in this Section 7.4(c)(ii) shall not apply to Losses arising from a breach of or inaccuracy in any of the Fundamental Representations or any claim based on fraud or intentional misrepresentation by Parent or Purchaser (and Losses arising from a breach of or inaccuracy in any of the Fundamental Representations or any claim based on fraud or intentional misrepresentation by Parent or Purchaser shall not count against the Cap).

(d) Escrow Claims. Upon any claim for indemnification in favor of a Purchaser Indemnitee being determined (whether by way of an Order of a Governmental Authority or a settlement or agreement between Purchaser and the Representative, on behalf of Seller Parties), Purchaser and the Representative shall instruct the Escrow Agent to release to Purchaser a number of Escrow Shares having a value equal to the amount of such indemnification claim. To the extent there are insufficient Escrow Shares remaining in escrow to satisfy any such claim in favor of a Purchaser Indemnitee, Seller Parties shall be jointly and severally liable for the direct payment thereof.

(e) Escrow Shares. For purposes of this Article VII, and for any other matter arising hereunder that requires the Escrow Shares to be valued, the Escrow Shares shall be deemed to have a value equal to US $1.613 per share (the “Deemed Share Value”).

(f) Collateral Sources. The amount of any Losses for which indemnification is provided under Section 7.2 or Section 7.3 shall be reduced by (i) any amounts that are actually recovered by the Indemnified Party from any third party with respect to such Losses and (ii) any insurance proceeds or other cash receipts or source of reimbursement that are actually received by an Indemnified Party with respect to such Losses (net of reasonable costs of recovery or collection and any retention or deductible related to an insurance claim in respect of Losses thereof). For the avoidance of doubt, the Indemnified Party shall be obligated to make all reasonable efforts to claim, seek or otherwise obtain any such third-party recoveries or insurance proceeds or other reimbursement to which it may be entitled.

(g) Right of Set-Off. Seller Parties hereby agree that if Seller Parties fail to pay any claim for Losses for which Seller Parties are responsible hereunder or any other amounts which any Seller Party or any of its respective Affiliates is responsible to pay to Purchaser or any of its Affiliates (including Spence Rd after the Closing), Purchaser may in its discretion satisfy all or any portion of such Losses or any such other amounts by set-off and recourse against any amounts payable by Purchaser to Sellers or any of their Affiliates. To the extent that it is ultimately determined that Seller Parties are not liable for the full amount so set off, Purchaser shall promptly thereafter return to Sellers such portion of the claimed set-off amount to which Sellers are entitled.

(h) Waiver of Subrogation. With respect to any claim brought by a Purchaser Indemnitee against any Seller Party relating to this Agreement, Seller Parties expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against any Purchaser Indemnified Party with respect to any amounts owed by any Seller Party to any Purchaser Indemnitee.

Section 7.5  Certain Determinations. Notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining any Losses with respect to any claim for breach of any representation or warranty that is subject to indemnification hereunder (and not for purposes of determining whether there is a breach of any such representation or warranty), each representation and warranty in any of the Transaction Documents shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words were deleted from such representation and warranties. The right to indemnification, payment of Losses of an Indemnified Person or for other remedies based on any representation, warranty, covenant or agreement contained in or made pursuant to any of the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of, compliance with, or performance or fulfillment of, any such representation, warranty, covenant or agreement.

Section 7.6  Release of Escrow Shares. On the first anniversary of the Closing (the “Release Date”), the Representative and Purchaser shall instruct the Escrow Agent to release the remaining Escrow Shares to Sellers. The number of Escrow Shares to be released to Sellers shall be reduced by a number of Escrow Shares having an aggregate value equal to the amount of any indemnity claim asserted by a Purchaser Indemnitee pursuant to this ARTICLE VII that has not been resolved as of such release date. Promptly, and in any event not later than three (3) Business Days, following the resolution of any indemnity claim with respect to which Escrow Shares are withheld on the Release Date, the Representative and Purchaser shall instruct the Escrow Agent to release to Sellers the portion of the Escrow Shares that were withheld on the basis of such claim and that are not required to be used to satisfy such claim (provided that if there are then other indemnity claims pending against the Escrow Shares, such Escrow Shares shall continue to be withheld to the extent required to secure satisfaction of such other indemnity claims and shall be released in the same manner upon the resolution of such other indemnity claims).

Section 7.7  Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

ARTICLE VIII
 MISCELLANEOUS

Section 8.1  The Representative.

(a) Each Seller Party hereby irrevocably appoints the Representative as the sole and exclusive representative of such Seller Party regarding any matter relating to or arising under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

(b) Each Seller Party hereby appoints the Representative as such Seller Party’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution. This power of attorney, all authority hereby conferred and the powers, immunities and rights to indemnification granted to the Representative hereunder are granted and shall be irrevocable and shall not be terminated by any act of any Seller Party, by operation of applicable Law, whether by death, disability, protective supervision, bankruptcy, liquidation, incompetence or any other event. All actions taken by the Representative under any of the Transaction Documents shall be binding upon each Seller Party and each such Seller Party’s successors as if expressly confirmed and ratified in writing by such Seller Party, and all defenses which may be available to any Seller Party to contest, negate or disaffirm the action of the Representative taken in good faith under any of the Transaction Documents are waived. Without limitation of the foregoing, any notice provided to the Representative shall be deemed to have been provided to each Seller Party. The Representative shall promptly deliver to each Seller Party any notice received by the Representative concerning this Agreement. Without limiting the generality of the foregoing, the Representative has full power and authority, on behalf of each Seller Party and each Seller Party’s successors and assigns, to: (i) interpret the terms and provisions of the Transaction Documents and the documents to be executed and delivered by such Seller Party in connection herewith and therewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Transaction Documents and the transactions contemplated hereunder and thereunder, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, and (vi) take all actions necessary or appropriate in the judgment of the Representative on behalf of Seller Parties in connection with the Transaction Documents. The Representative shall be entitled to: (i) rely upon any signature of a Seller Party believed by it to be genuine and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller Party.

(c) Purchaser may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with this Agreement and the transactions contemplated hereby. Purchaser is entitled to deal exclusively with the Representative on all matters relating to this Agreement and the transactions contemplated hereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Seller Party, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller Party. Any notice or communication delivered by Purchaser to the Representative shall be deemed to have been delivered to all Seller Parties. Purchaser shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller Party in connection with this Agreement and the transactions contemplated hereby unless the same is made, given or executed by the Representative.

Section 8.2  Expenses. Except as otherwise provided in this Agreement and the Transaction Documents, each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.3  Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California). Without intending to limit the provisions set forth in Section 8.15, the Parties agree, on behalf of themselves, Purchaser Indemnitees and the Seller Indemnitees, that any dispute or Action based on, arising out of, or relating to this Agreement or any other Transaction Documents or closing deliverables or any breach thereof (a “Dispute”), shall be resolved by arbitration in accordance with the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”; see www.adr.org). The arbitration shall be conducted in the City of Los Angeles, California by one sole arbitrator. The sole arbitrator shall be appointed in accordance with the AAA Rules. The arbitrator shall follow the then-applicable ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The sole arbitrator, by accepting appointment, shall undertake to exert her or his best efforts to conduct the process so as to issue an award within six (6) months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award. The sole arbitrator shall decide the Dispute in accordance with the substantive law of the State of California, without regard to the conflict of laws rules thereof, and shall not award any damages, fees, cost, expenses or any other amounts that the Parties have agreed to exclude pursuant to this Agreement. The award of the sole arbitrator may be entered in any court of competent jurisdiction.

Section 8.4  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Parent or Purchaser, or the Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against a Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 8.5  Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 8.6  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 8.6 (provided that receipt of such email is subsequently acknowledged or such notice sent by email is subsequently delivered by another method in accordance with this Section 8.6), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

If to a Seller Party, to: such Seller Party in care of Michael Gregory in care of Wilson Bradshaw, LLP 18818 Teller Avenue, Suite 115 Irvine, CA 92612 Email: mgregory@cquadrant.com

With a copy (which shall not constitute notice) to: Wilson Bradshaw, LLP 18818 Teller Avenue, Suite 115 Irvine, CA 92612 Attn: Christopher A. Wilson Email: cwilson@securitieslegal.com
If to Purchaser, to:

Indus SR, LLC
Indus Holding Company
19 Quail Run Circle
Salinas, California 93907
Attn: Mark Ainsworth
Email: mark@indusholdingco.com

With a copy (which shall not constitute notice) to:

Akerman LLP1251
Avenue of the Americas, 37th Floor
New York, New York 10020
Attn: Kenneth G. Alberstadt
Email: kenneth.alberstadt@akerman.com

Section 8.7  Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.8  Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Parent or Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Parent or Purchaser or its business in any form of transaction without the consent of any of the other Parties. In addition, Parent or Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Parent or Purchaser as collateral security without the consent of any of the other Parties. Except as provided in Section 4.5(b)(i) with respect to underwriters entitled to enforce such provision and ARTICLE VII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person.

Section 8.9  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.10  Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 8.11  Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Sellers to Parent and Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

Section 8.12  Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases “delivered,” “provided” or “made available” shall mean that the document or information referred to has been delivered by email to Norman Chirite, ndchirite@gmail.com at least three (3) Business Days prior to the Closing Date. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter or any adjustment with respect thereto (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy or with respect to which there has been an adjustment, will not detract from or mitigate the fact that the party has breached or violated, or that there is an inaccuracy in, the first representation, warranty or covenant.

Section 8.13  Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 8.14  Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.15  Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, and therefore a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without posting a bond or other surety) in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

Section 8.16  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IX
 CERTAIN DEFINITIONS

Section 9.1  Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

“Action” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Assets” means the Real Property Assets and the Personal Property Assets.

“Books and Records” means all books and records relating to the Assets, including all books and records of Spence Rd.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, purchase order, commitment or other arrangement or agreement, whether written or oral.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), and any bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other fringe benefit plan, agreement, policy or arrangement (whether or not subject to ERISA and whether written or unwritten, insured or self-insured) that is or has been maintained, sponsored or contributed to by any Seller or any ERISA Affiliate, or to which any Seller or any ERISA Affiliate has or could have Liability.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any and all Laws relating to the environment or natural resources or the protection of human health and safety with respect to the foregoing.

“Equity Interest” means, with respect to any Person, (i) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings losses or gains of such Person, including stock appreciation, phantom stock, profit participation or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person or entity under common control with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means Odyssey Trust Company.

“Escrow Shares” means 309,981 Parent Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Marijuana Laws” means The Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, the Controlled Substances Act of 1910 (21 U.S.C. § 801 et seq.), and any other U.S. federal Law the violation of which is predicated upon a violation of the foregoing as it applies to marijuana.

“Governing Documents” means, with respect to any Seller Entity, the articles of organization and operating agreement of such Seller Entity.

“Governmental Authority” means any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator (public or private) or tribunal (or any department, bureau or division thereof).

“Hazardous Material(s)” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Laws as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “medical waste,” “biohazard” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed (which shall include, in the case of Sellers, the outstanding balances of any corporate credit card accounts) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business that either (x) are not more than 60 days past due or (y) are set forth under the caption “Paid by Sellers” on Schedule I to the Closing Statement); (iii) all obligations of such Person under leases that would be required to be capitalized in accordance with GAAP (including any such liabilities that are not capitalized); (iv) all obligations of such Person under any letter of credit, banker’s acceptance or similar credit transaction or any book overdraft; (v) all obligations of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vi) the liquidation value of all redeemable preferred securities of such Person; (vii) all unpaid Taxes with respect to the Assets for any period prior to the period in which the Closing occurs (including for the avoidance of doubt the October 1, 2020 installment of real property tax due November 1, 2020 with respect to the Spence Road Real Property); (viii) any accrued interest, penalties and other obligations relating to the foregoing; (ix) all obligations of the type referred to in clauses (i) through (viii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Indebtedness shall also include any pre-payment penalties, “breakage costs,” redemption fees, premiums and similar amounts.

“Indemnified Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of Sellers or any of their Affiliates (other than Spence Rd) for any and all tax periods, (b) all Taxes of Spence Rd for any and all Pre-Closing Tax Periods, including any Taxes attributable to the portion of a Straddle Period ending on and including the Closing Date (as determined in accordance with Section 4.8(b)), (c) all Taxes of any member of an affiliated group of which any Seller (including Spence Rd) or any predecessor is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign Law or regulation), (d) any and all Taxes of any Person imposed on any Seller (including Spence Rd) as a transferee or successor, by Contract or pursuant to any Law, rule, regulation, or otherwise, (e) all Taxes imposed on any Seller or for which any Seller may be liable, as a result of any transaction contemplated by this Agreement or the other Transaction Documents (including the employer-share of any employment Taxes on any compensatory payments due or made on or before the Closing Date) and (f) all Transfer Taxes.

“Intellectual Property Rights” means any and all proprietary and intellectual property rights, in any jurisdiction, including those rights in and to (A) inventions and discoveries (whether or not patentable or reduced to practice), improvements thereto, and invention disclosures (“Inventions”), (B) patents and patent applications (including applications or registrations for industrial design, mask works and statutory Invention registrations), together with extensions, reissuances, divisionals, provisionals, continuations, continuations-in-part and reexaminations thereof (“Patents”), (C) trademarks, trademark applications and registrations, service marks, brand names, certification marks, trade dress, slogans, symbols, logos, trade names and corporate names, fictitious names, domain names and social media accounts, together with the goodwill associated therewith (in each case, whether registered or unregistered) (“Trademarks”), (D) copyrights, published and unpublished works of authorship, whether copyrightable or not (including software and related algorithms), moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity (in each case, whether registered or unregistered) (“Copyrights”), (E) all trade secrets and confidential business information including, but not limited to, confidential ideas, technical data, customer lists, pricing and cost information, marketing plans, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, (F) all proprietary breeds, cultivars, varietals and germplasm, (G) all other intellectual or industrial property or proprietary rights of any kind, including but not limited to any tradenames, (H) all applications to register, registrations and renewals, substitutions or extensions of the foregoing and (I) all copies and tangible embodiments of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers,” or “Sellers’ Knowledge,” or words of similar effect, regardless of case, means the actual knowledge of Michael Gregory and the knowledge Michael Gregory would have after conducting a reasonable investigation and inquiry into the relevant matter or matters.

“Law” means any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority, including the common law, and any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Marijuana Law” means any Law relating to the farming, growth, manufacturing, production, processing, extraction, packaging, sale or distribution of any marijuana or marijuana-related product, including any cannabidiol product.

“Material Adverse Effect” or “Material Adverse Change” means any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on the Assets (taken as a whole) or the Assumed Liabilities(taken as a whole) or on the ability of Sellers to consummate the transactions contemplated hereby.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any action, that such action (a) is consistent in nature, scope and magnitude with the past practices of Seller Entities and is taken in the ordinary course of the normal, day-to-day operations of Seller Entities; and (b) is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as Seller Entities. No violation of Law or breach of Contract, or any indemnity, infringement or other obligations with respect thereto, shall be deemed in the Ordinary Course of Business.

“Parent Shares” means subordinate voting shares of Parent.

“Permits” means all permits, approvals, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for any Seller by any Governmental Authority or any third-party organization or pursuant to Law.

“Permitted Liens” means (a) Liens for Taxes and water and sewer charges which are not yet due and payable, (b) covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Spence Road Real Property which (i) are either (A) presently existing or (B) granted to a public utility in the ordinary course prior to the Closing and (ii) do not allow for the benefitted party or parties to require the removal of any of the Spence Road Improvements, (c) zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Spence Road Real Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any, and (d) such other easements, restrictions and encumbrances as are shown on the Title Policy Pro Forma.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Real Property Assets” means (i) the Spence Road Real Property; (ii) all warranties and guaranties, if any, related to the Spence Road Real Property; (iii) all consents, approvals, authorizations, waivers or variances, permits, grants, concessions, licenses, utility contracts, contract rights, development rights, plans and specifications, engineering and architectural drawings, plans and studies, floor plans, surveys, environmental reports, and entitlements, orders, resolutions, grants, rights and approvals from any Governmental Authority, pertaining to or accruing for the benefit of the Spence Road Real Property; and (iv) to the extent in Seller’s possession or control, all files and records, and other documents, records, correspondence and files and any rights thereto relating to the construction, operation, management, occupancy, repair and maintenance of the Spence Road Real Property.

“Related Party” means as to any Person (a) any Affiliate, (b) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns, more than five percent (5%) of any class of capital stock or other equity interest of such Person or any Affiliate of such Person, (c) when referring to a legal entity, any officer, manager, director, employee, member, shareholder or partner of such legal entity, (d) when referring to a trust, any trustee or beneficiary of such trust, (e) any parent, spouse, sibling or child of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit in whole or in part of such Person and/or any individual described in clause (e) above.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Consideration Amount” means $12,900,000.

“Spence Rd Equity” means the outstanding Equity Interests in Spence Rd.

“Spence Road Improvements” means the existing buildings, facilities, structures, fixtures, and all other improvements currently situated on the Spence Road Land, including the buildings and components of buildings located at 20800 Spence Road, Salinas, CA 93908, including, without limitation, any and all of the following: the roof, structural elements thereof; the heating, ventilation, air conditioning, humidifying and dehumidifying, plumbing, electrical, mechanical, solar, sewer, waste water, storm water, paving and parking equipment and facilities included therein; all boilers, incinerators and the appliances, machinery, fixtures and equipment pertaining thereto; and all landscaping, sidewalks, signs, elevators, light fixtures and security devices situated thereon, owned by Sellers and used in connection with the operation and occupancy thereof, and any other structures and improvements existing from time to time on the Spence Road Land.

“Spence Road Land” means those certain tracts or parcels of real property owned by AMAG, as described on Schedule I attached hereto and made a part hereof, together with all of AMAG’s rights, privileges and easements appurtenant to said real property, and all right, title and interest of AMAG, if any, in and to all strips, gores, easements, privileges, rights-of-way, reversions, remainders, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property.

“Spence Road Real Property” means (i) the Spence Road Land and (ii) the Spence Road Improvements.

“Spence Road Real Property Deed” mean a grant deed in form and substance satisfactory to Purchaser and the Title Company and related documents customary for real property transactions in California transferring fee simple, insurable, and good, marketable title to the Spence Road Real Property to Purchaser.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such limited liability company, partnership, association, or other business entity.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, or withholding tax, including any estimated tax, any customs duties or tariffs, including from imports prior to the Closing that have not been liquidated, any Liabilities for unclaimed property, and any other tax, duty or similar governmental charge or assessment or deficiency, including any interest, penalties or additions attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Policy Pro Forma” means the title policy pro forma attached hereto as Exhibit B.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA Rules	Section 8.3
Acquisition Proposal	Section 4.13
Agreement	Preamble
Allocation Schedule	Section 1.5
Allowed Delay	Section 4.4(b)
AMAG	Preamble
Assumed Liabilities	Section 1.1(d)
Assumption Agreement	Section 1.3(d)
AT&T Agreement	Section 1.1(c)
Balance Sheet	Section 2.5
Balance Sheet Date	Section 2.5
Bill of Sale	Section 1.3(d)
Bulk Sales Laws	Section 4.10
Business	Recitals
C Quadrant	Preamble
Cash Consideration	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Closing Payoff Certificate	Section 1.3
Controlling Owner	Preamble
Deemed Share Value	Section 7.4(e)
Disclosure Schedule	Section 8.11
Dispute	Section 8.3
Escrow Agreement	Section 1.3(c)
Equipment	Section 1.1(b)
Excluded Assets	Section 1.1(c)
Excluded Contracts	Section 1.1(c)
Excluded Liabilities	Section 1.1(e)
Fundamental Representations	Section 7.1

Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Purchased Assets	Section 1.1(a)
Lock-Up Holder	Section 4.5(b)
Losses	Section 7.2
Market Stand-Off	Section 4.5(b)
Outside Date	Section 6.1(b)
Parent	Preamble
Party	Preamble
Personal Property Assets	Section 1.1(b)
Proration Amount	Section 1.3(b)(ii)
Prospectus	Section 4.4(a)
Purchase Price	Section 1.5
Purchaser	Preamble
Purchaser Indemnitees	Section 7.2
Razzolink Lease	Section 1.1(b)
Reduction Securities	Section 4.4(d)
Release Date	Section 7.6
Releasees	Section 4.12
Released Claims	Section 4.12
Releasors	Section 4.12
Representative	Preamble
Resale Registration Statement	Section 4.4(a)
Restricted Period	Section 4.10
SEC	Section 4.4(a)
Seller Entity IP	Section 2.10
Seller Entities	Recitals
Seller Indemnitees	Section 7.3
Seller Parties	Preamble
Seller Quitclaim	Section 1.3(d)
Sellers	Preamble
Selling Shareholder	Section 2.19(a)
Share Consideration	Section 1.3
Spence Rd	Recitals
Third Party Acquisition	Section 4.13
Third Party Claim	Section 7.4(a)
Title Company	Section 1.3(d)
Transfer Taxes	Section 4.8(a)

* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

SELLER PARTIES:

MICHAEL GREGORY

/s/ Michael Gregory
Michael Gregory

C QUADRANT LLC

By:	/s/ Michael Gregory
Michael Gregory
Sole Manager

AMAG HOLDINGS, LLC

By:	/s/ Michael Gregory
Michael Gregory
Sole Manager

PURCHASER:

LOWELL SR, LLC

By:	/s/ Mark Ainsworth
Mark Ainsworth
Chief Executive Officer

PARENT:

LOWELL FARMS INC.

By:	/s/ Mark Ainsworth
Mark Ainsworth
Chief Executive Officer

[Signature Page to Purchase Agreement]

Schedule I
Spence Road Land

Legal Description

Parcel I:

Parcel 1, in the Unincorporated Area in the County of Monterey, State of California, as shown and designated on that certain Parcel Map filed March 16, 1977 in Volume 11 of Parcel Maps, at Page 85, records of Monterey County.

Excepting therefrom that mobile home located thereon.

Parcel II:

A non-exclusive right of way, for road and utility purposes, over the Northeasterly 30 feet of the 60 foot right of way along the Northeasterly line of Parcel 1, as shown on said map referred to hereinabove, adjacent to said Parcel 1.

Parcel III:

A non-exclusive right of way 60 feet wide, for drainage purposes, over and across the 60 foot right of way along the Northeasterly line of Parcel 2, as shown on said map referred to hereinabove, and extending from the most Northerly corner of Parcel 1 to the most Northerly corner of Parcel 2, as said right of way and Parcels are shown on the Parcel Map referred to in Parcel I above.

Parcel IV:

A non-exclusive right of way 60 feet wide, for drainage purposes, over and across the 60 foot right of way along the Northeasterly line of Parcel B, and extending from the most Northerly corner of Parcel A to the most Northerly of Parcel B, as said right of way and parcels are shown on that certain Parcel Map filed February 29, 1975 in Volume 8 of Parcel Maps, at Page 62, Records of Monterey County.

Parcel V:

A non-exclusive right of way 60 feet wide, for drainage purposes, along a Northwesterly and Northeasterly line of Parcel B, as said Parcel is shown on the Parcel Maps recorded February 28, 1975 in Volume 8 of Parcel Maps, at Page 62, the centerline of said right of way beginning at the most Easterly North corner of said Parcel B, thence S. 52’ 45’ West, along said Northwesterly Lot Line, 490.90 feet; thence N. 66° 57’ 35’, along said Northeasterly Lot Line, 621.71 feet to the most Westerly North corner of said Parcel B.

[Signature Page to Purchase Agreement]